Exhibit 10.1
EXECUTION COPY
SEPARATION AGREEMENT
     This AGREEMENT (“Agreement”) made this January 7, 2011 (the “Effective Date”), by and between Archipelago Learning, Inc., a Delaware corporation (including its successors and assigns, the “Company”), and James B. Walburg (the “Executive”).
     WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of August 31, 2009 (the “Employment Agreement”);
     WHEREAS, the Executive desires to resign from the positions of Executive Vice President, Chief Financial Officer and Secretary of the Company and any other positions he may hold with the Company and any of its direct or indirect subsidiaries;
     WHEREAS, the Company desires to continue to employ the Executive until the Company has transitioned to engaging the services of a new Chief Financial Officer and the Executive desires to continue to be employed by the Company pursuant to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:
     1. Resignation. The Executive acknowledges that he will voluntarily resign from the positions of Executive Vice President, Chief Financial Officer and Secretary of the Company and any other positions he may hold with the Company and any of its direct or indirect subsidiaries as of the earlier to occur of January 31, 2011, and the date that the Company appoints a new Chief Financial Officer (the “Resignation Date”). For avoidance of any doubt, the Employment Agreement shall remain in full force and effect through the Resignation Date and thereafter Section 8 and certain specified defined terms shall survive, but only to the extent expressly provided in this Agreement.
     2. Transition Services. As of the Resignation Date and for three (3) months thereafter (the “Transition Period”) the Executive shall remain an employee of the Company and shall provide services (the “Services”) to the Company with respect to such matters as shall reasonably be requested by the Company’s Chief Executive Officer or such other person whom the Chief Executive Officer may designate. The Executive shall devote such time to the Services as may reasonably requested. The Executive shall obey all laws in connection with the performance of his duties hereunder and shall act in a manner that reflects favorably at all times on the good name, goodwill and reputation of the Company.
     3. Compensation.
          a. Base Salary. The Executive shall be entitled to receive a base annual salary of $275,000 during the Transition Period and pro-rated therefore, which shall be paid in installments in accordance with the Company’s normal payroll practices (“Base Salary”).
          b. Benefit Plans. The Executive shall continue to be entitled to participate in all short-term incentive, retirement and welfare benefit plans and programs made available generally to senior executives of the Company during the Transition Period on a basis consistent with other senior executives of the Company.

          c. Expenses. During the Transition Period, the Company shall reimburse the Executive for reasonable and customary business expenses incurred in connection with the performance of the Services upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time.
     4. Termination.
          a. Accrued Obligations. In the event that the Executive’s employment is terminated during the Transition Period for any reason or as a result of the expiration of the Transition Period, the Executive shall be entitled to receive the following benefits: (i) all salary earned or accrued but not yet paid through such termination date, payable in accordance with Section 3a hereof; (ii) reimbursement for any and all business expenses incurred prior to the termination date, subject to the terms of the Company’s reimbursement policy; (iii) payment for any earned and accrued, but unused, vacation days within twenty (20) days following such termination date; and (iv) any other benefits required by law (the “Accrued Obligations”).
          b. Retention Benefits. In the event that the Executive remains an employee of the Company through the expiration of the Transition Period or is terminated by the Company without Cause (as defined in the Employment Agreement) during the Transition Period, and subject to the execution and delivery of an effective and irrevocable general release and waiver of claims attached hereto as Exhibit A (the “Release”) within thirty (30) days following the date of Executive’s termination of employment, the Executive shall receive the following additional benefits:
               i. Continued payment of Base Salary for a period of twelve (12) months, which shall be paid in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the thirtieth (30th) day after the date of Executive’s termination and ending not later than two (2) years following Executive’s “separation from service,” as defined under Section 409A of the Internal Revenue Code (“Section 409A”).
               ii. Payment of the Bonus (as such term is defined in the Employment Agreement) for the 2010 fiscal year, to the extent it is earned under the terms of the Company’s annual executive bonus plan. The Bonus (if any) shall be paid in cash in accordance with the terms of the annual executive bonus plan at the same time that other participants in the plan are paid, and in no event later than March 15, 2011.
               iii. Notwithstanding anything to the contrary in any Restricted Stock Award Agreement between the Company and the Executive, the Executive’s restricted stock awards (the “Restricted Stock Award Agreements”) shall vest as follows: (i) fifty percent (50%) of the Executive’s time vesting awards remaining unvested as of the date hereof shall vest on January 10, 2011 and the remainder shall vest on January 10, 2012; and (ii) all of the Executive’s performance vesting awards shall vest in their entirety on January 10, 2011, notwithstanding the termination of the Executive’s employment. Except as set forth in the preceding sentence, the Executive shall be subject to all terms and conditions set forth in the Restricted Stock Award Agreements and the Archipelago Learning, Inc. 2009 Omnibus Incentive Plan.

               iv. The parties agree that the Non-qualified Stock Option Award Agreement, dated as of November 19, 2009, shall survive pursuant to its terms, and the Executive shall have 90 days commencing at the end of the Transition Period during which he may exercise any vested options thereunder.
     5. Restrictive Covenants. For the avoidance of any doubt, the Executive acknowledges that Section 8 of the Employment Agreement shall survive the termination of the Employment Agreement and the payments and benefits described herein shall be conditioned upon Executive’s continued compliance with Section 8 of the Employment Agreement. Further, for purposes of Section 8 of the Employment Agreement, the “Restricted Period” shall end six (6) months following the date of Executive’s termination of employment hereunder and “Trigger Date” shall mean the date of Executive’s termination of employment hereunder.
          The Executive acknowledges and agrees that the Company enters into this Agreement in consideration of and reliance on the Executive’s continuing agreement to comply with Section 8 of the Employment Agreement, which is intended to protect the Company’s business interests and goodwill, and to minimize complexity and expense of protecting the Company’s rights in its Confidential Information (as defined in the Employment Agreement). Accordingly, in consideration for (a) the agreement by the Company to continue the Executive’s employment, (b) the Executive’s access to and receipt of Confidential Information of the Company, (c) the Company’s promise to provide the Executive with Confidential Information, and (d) the Executive’s promise not to disclose Confidential Information of the Company, the Executive agrees to continue to comply with Section 8 of the Employment Agreement. It is understood and agreed that the Company and the Executive consider the restrictions contained in Section 8 of the Employment Agreement to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company.
     6. Return of Property. The Executive agrees that, as of the date of Executive’s termination of employment, the Executive will return to the Company, in good condition, all property of the Company, including without limitation, keys, hardware, the originals and all copies (in whatever format) of all management, training, instructional, marketing, promotional, pricing, strategic, and selling materials; financial information; product information; customer lists; other customer information; and all other selling, service and trade information.
     7. Directors and Officers Insurance. Notwithstanding anything herein or in the Release to the contrary: (i) the Executive’s right to indemnification or to be held harmless pursuant to applicable corporate governance documents, director and officer indemnification agreements and/or the laws of the State of Delaware; and (ii) the Executive’s right to make claims or seek reimbursement pursuant to the Company’s directors’ and officers’ insurance policies, shall survive the termination of the Executive’s employment and such rights shall not be released pursuant to the Release.
     8. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
     9. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

     10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules.
     11. Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.
     12. Entire Agreement. This Agreement, the Release, the Restricted Stock Award Agreements and the Employment Agreement, to the extent it expressly survives under the terms of this Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release. This Agreement and the Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.
     13. Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Mr. James B. Walburg
1340 Shady Oaks Drive
Southlake, Texas 76092
Telephone: (817) 251-8017
Facsimile: (817) 251-6291

If to the Company:	c/o Archipelago Learning, Inc.
3400 Carlisle Street
Dallas, Texas 75204
Attention: Chief Executive Officer
Telephone: (214) 379-0023
Facsimile: (866) 515-9145

with a copy to:	c/o Providence Equity Partners Inc.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903
Attention: Peter O. Wilde, Jr.
Telephone: (401) 751-8666
Facsimile: (401) 751-1790

with a copy to:	Weil, Gotshal & Manges LLP
100 Federal Street 34th Floor
Attention: Kevin J. Sullivan
Telephone: (617) 772-8348
Facsimile: (617) 772-8333

          If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.
     14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.
     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     16. Section 409A.
          a. Compliance. The intent of the parties is that payments and benefits under this Agreement are exempt from Section 409A and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. If any benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.
          b. Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
          c. Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company.
          d. Installments as Separate Payment. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.
Archipelago Learning, Inc.
By: /s/ Tim McEwen                        Date: January 7, 2011
Name: Tim McEwen
Title: Chief Executive Officer
By: /s/ James B. Walburg                      Date: January 7, 2011
     James B. Walburg
[Signature Page 1 of 1 to Walburg/ARCL Separation Agreement]

Exhibit A

RELEASE AGREEMENT
     This RELEASE AGREEMENT (“Agreement”) made this 7th day of January, 2011 (the “Effective Date”), between Archipelago Learning Inc., a Delaware corporation (including its successors and assigns, the “Company”), and James B. Walburg (the “Executive”).
     1. Release.
          a. In consideration of the payments and benefits to be provided by the Company pursuant to the Separation Agreement dated as of January 7, 2011 by and between the Company and the Executive (the “Separation Agreement”), Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, including but not limited to the Employment Agreement between the Company and Executive dated as of August 31, 2009, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.
          b. For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.
          c. In consideration of the promises of the Company set forth in the Separation Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

          d. Except as expressly provided in Section 3 and Section 4 of the Separation Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.
     2. Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Separation Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.
     3. Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.
     4. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
     5. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.
     6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules.
     7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.
Archipelago Learning, Inc.
By: /s/ Tim McEwen                        Date: January 7, 2011
Name: Tim McEwen
Title: Chief Executive Officer
By: /s/ James B. Walburg                      Date: January 7, 2011
     James B. Walburg
[Signature Page 1 of 1 to Walburg/ARCL Release Agreement]